                                                  Filed Pursuant to Rule 424b(5)
                                                      Registration No. 333-35460


PROSPECTUS SUPPLEMENT
(To Prospectus dated May 11, 2000)

                                  $500,000,000

                          [CATERPILLAR FINANCIAL LOGO]

                   Caterpillar Financial Services Corporation
                              5.95% Notes due 2006

                               ----------------

   The notes will bear interest at a rate of 5.95% per year. We will pay interest on the notes semiannually on May 1 and November 1 of each year, beginning November 1, 2001. We may redeem the notes before their maturity, in whole or in part, as described in this prospectus supplement.

   The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. We will issue the notes only in registered form in denominations of $1,000.

   We are offering the notes for sale in the United States, Europe and Asia.

                               ----------------

                                                      Underwriting  Proceeds to
                                           Price to   Discounts and Caterpillar
                                            Public     Commissions   Financial
                                         ------------ ------------- ------------
Per Note................................   99.880%        .350%       99.530%
 Total.................................. $499,400,000  $1,750,000   $497,650,000

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

   The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about May 15, 2001.

                               ----------------

                          Joint Book-Running Managers

Morgan Stanley Dean Witter                     Salomon Smith Barney

                               ----------------

                              Senior Co-Managers

ABN AMRO Incorporated

            Commerzbank AG

                      JPMorgan

                           SG

                              Westdeutsche Landesbank Girozentrale

                               ----------------

                              Junior Co-Managers

     Banc of America Securities LLC              RBC Dominion Securities
     Banc One Capital Markets, Inc.              TD Securities
     Barclays Capital

May 8, 2001

    You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since that date.

    Unless the context otherwise indicates, the terms "Caterpillar Financial," "we," "us" or "our" mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiaries.

    References herein to "U.S.$," "$" and "dollars" are to the currency of the United States.

    Some statements contained in this document or incorporated by reference into this document are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar Financial. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar Financial and the markets it serves. Please see Caterpillar Financial's filings with the Securities and Exchange Commission for additional discussion of these uncertainties and factors. Caterpillar Financial disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

                            -----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Caterpillar Financial Services Corporation.................................  S-3
Use of Proceeds............................................................  S-4
Ratios of Profit to Fixed Charges..........................................  S-4
Description of Notes.......................................................  S-4
Certain United States Federal Tax Matters.................................. S-12
Underwriting............................................................... S-16
General Information........................................................ S-18
Information Incorporated by Reference...................................... S-18
Validity of the Notes...................................................... S-19
Experts.................................................................... S-19

                                  Prospectus

                                                                            Page
                                                                            ----
Caterpillar Financial Services Corporation.................................   3
Use of Proceeds............................................................   3
Ratios of Profit to Fixed Charges..........................................   3
Description of Debt Securities We May Offer................................   3
Plan of Distribution.......................................................   9
Validity of Debt Securities We May Offer...................................  10
Experts....................................................................  10
Where You Can Find More Information........................................  10

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

     We are a wholly owned finance subsidiary of Caterpillar. Caterpillar, together with its consolidated subsidiary companies, operates in three principal business segments: (a) Machinery--design, manufacture and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines-- design, manufacture and marketing of engines and (c) Financial Products-- provided through us.

     We provide retail financing alternatives to customers and dealers around the world for Caterpillar and non-competitive related equipment, provide wholesale financing to Caterpillar dealers and purchase short-term dealer receivables from Caterpillar. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar sales and generate financing income.

     Retail financial plans include:

Finance receivables:

 . Tax leases which are classified as either operating or finance leases for financial accounting purposes, depending on the characteristics of the lease. For tax purposes, we are considered the owner of the equipment (16%*).

 . Finance (non-tax) leases where the lessee is considered the owner of the equipment during the term of the contract and that either require or allow the customer to purchase the equipment for a fixed price at the end of the term (20%*).

 . Installment sale contracts which are equipment loans that enable customers to purchase equipment with a down payment or trade-in and structure payments over time (22%*).

 . Governmental lease-purchase plans in the United States that offer low interest rates and flexible terms to qualified non-federal government agencies (1%*).

Retail notes receivable:

 . Working capital loans that allow customers and dealers to use their Caterpillar equipment as collateral to obtain financing for other business needs (24%*).

     Wholesale financial plans (17%*) include:

Wholesale notes receivable:

 . Inventory/rental programs which provide assistance to dealers by financing their inventory, rental fleets and rental facilities.

 . Short-term dealer receivables we purchase from Caterpillar at a discount.

     The retail financing business is highly competitive, with financing for users of Caterpillar equipment available through a variety of sources, principally commercial banks and finance and leasing companies. We are largely dependent upon Caterpillar dealers' ability to sell equipment and customers' willingness to enter into financing or leasing agreements with us. We also are affected by the availability of funds from our financing sources and general economic conditions such as inflation and market rates.

     We provide financing only when acceptable criteria are met. Credit decisions are based on, among other things, the customer's credit history, financial strength and intended use of equipment. We typically maintain a security interest in retail financed equipment and require physical damage insurance coverage on all financed equipment.

     Our competitive position is improved by marketing programs, subsidized by Caterpillar and/or Caterpillar dealers, which allow us to offer below market interest rates. Under these programs, Caterpillar, or the dealer, pays us an amount at the outset of the transaction which we then recognize as income over the term of the financing.

--------
* Indicates the percentage of the total portfolio at December 31, 2000.

     We also have agreements with Caterpillar which are significant to our operation. These agreements provide for financial support and funding, employee benefits and corporate services, among other things.

     We were incorporated under the laws of the State of Delaware, U.S.A., in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001, U.S.A.; our telephone number is (615) 341-1000. Our registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the notes for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

                       RATIOS OF PROFIT TO FIXED CHARGES

     The ratio of profit to fixed charges for each of the periods indicated is as follows:

  Quarter Ended               Year Ended
    March 31,                December 31,
  -------------          --------------------
  2001    2000           2000    1999    1998
  ----    ----           ----    ----    ----
  1.40    1.35           1.33    1.35    1.35

     For more information on the ratios of profit to fixed charges, including the method of calculating those ratios, see "Ratios of Profit to Fixed Charges" in the accompanying prospectus.

                              DESCRIPTION OF NOTES

General

     The following description of the terms of the notes supplements, and to the extent it is inconsistent replaces, the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. The notes are part of the debt securities we registered with the SEC in May 2000 to be issued on terms to be determined at the time of sale. The notes are to be issued as separate series of senior debt securities under the indenture dated as of April 15, 1985, as supplemented, between us and U.S. Bank Trust National Association, which is more fully described in the accompanying prospectus.

     The notes will initially be limited to an aggregate principal amount of $500,000,000, mature on May 1, 2006 and bear interest at 5.95% per annum.

     The notes:

 . will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

 . will be issued pursuant to the indenture, and will represent a new and separate series under the indenture.

 . are redeemable by us before maturity, in whole or in part. See "--Optional
  Redemption" and "--Redemption for Tax Reasons."

 . are not subject to any sinking fund.

 . will be represented by one or more global certificates in fully registered form. Except in limited circumstances, the notes will not be issued in definitive form. If the notes are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

 . represent unsecured and unsubordinated debt.

 . will be repaid at par at maturity.

 . will rank on a parity with each other and with our other unsecured and unsubordinated debt.

     We have appointed Deutsche Bank Luxembourg S.A. as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form. If definitive notes are issued, the holders will be able to receive payments and effect transfers at the offices of Deutsche Bank Luxembourg S.A. at Boulevard Konrad Adenauer 2, L-1115 Luxembourg or its successor as paying agent in Luxembourg.

     The notes will bear interest at 5.95% per annum.

     Interest on the notes:

 . is payable semi-annually on May 1 and November 1 of each year, payable to the persons in whose names the notes are registered at the close of business on April 15 and October 15, as the case may be, prior to the payment date.

 . will be calculated on the basis of a 360-day year of twelve 30-day months.

     Interest payments on the notes begin on November 1, 2001 and interest will begin to accrue from May 15, 2001. If an interest payment date or maturity date is not a Business Day, we will pay interest or principal on the next Business Day. However, interest on the payments will not accrue for the period from the original payment date to the date we make the payments.

Optional Redemption

     The notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date for the notes,
(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such securities.

     "Independent Investment Banker" means either Morgan Stanley & Co. Incorporated or Salomon Smith Barney Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.

     "Comparable Treasury Price" means with respect to any redemption date for the notes (i) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated or Salomon Smith Barney Inc., and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for such dealer another Primary Treasury Dealer and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Banker and acceptable to us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

     Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes not previously called, pro rata or by lot, or in such other manner as we shall direct.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry Registration

     Beneficial owners may hold their notes through The Depository Trust Company ("DTC") (in the United States) or Clearstream or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations that are participants of such systems.

     Cede & Co., as nominee for DTC, will be the registered holder of the notes.

     Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream customers and Euroclear participants, respectively, through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.

     The notes will be exchangeable for notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000, if:

 . the depositary for the notes notifies us that it is unwilling or unable to continue as depositary for the notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

 . we, in our discretion at any time, determine not to have all of the notes represented by one or more notes and notify the trustee of that determination; or

 . an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes.

     The definitive notes will be registered in such name or names as DTC instructs the trustee. We expect that those instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

     DTC. The following is based on information furnished by DTC.

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (who may include the underwriters), banks, trust companies, clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Beneficial owners who are not DTC participants or indirect DTC participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, certificates may do so only through DTC participants and indirect DTC participants. In addition, certificate owners will receive all distributions of principal of and interest on the notes from the paying agent or the trustee through DTC participants who in turn will receive them from DTC. Under a book-entry format, certificate owners may experience some delay in their receipt of payments, since those payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants which thereafter will forward them to indirect participants or beneficial owners. It is anticipated that the only note holder will be Cede & Co., as nominee of DTC. Beneficial owners will not be recognized by the trustee as "Holders", as that term is used in the indenture. Beneficial owners will only be permitted to exercise the rights of note holders under the indenture indirectly through the DTC participants who in turn will exercise their rights of note holders through DTC.

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the notes and is required to receive and transmit distributions of principal and interest on the notes. Participants and indirect participants with which beneficial owners have accounts with respect to the notes similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners. Accordingly, although beneficial owners will not possess notes, beneficial owners will receive payments and will be able to transfer their interests.

     Because DTC can only act on behalf of its participants, who in turn act on behalf of indirect participants and certain banks, the ability of a beneficial owner to pledge notes to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such notes, may be limited due to the lack of a physical certificate for such notes.

     DTC has advised that it will take any action permitted to be taken by a beneficial holder under the indenture only at the direction of one or more participants to whose account with DTC the notes are credited. Additionally, DTC has advised that it will take such actions with respect to specified percentages of the beneficial owners' interest only at the direction of and on behalf of the participants whose holdings include interest that satisfy such specified percentages. DTC may take conflicting actions with respect to other interests to the extent that such actions are taken on behalf of participants whose holdings include such interests.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

     Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream's U.S. customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada and the United States. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the operator of the Euroclear System in Brussels to facilitate settlement of trades between Clearstream and Euroclear.

     Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. as the Euroclear operator. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. The Euroclear operator establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These rules and laws govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under these rules and laws only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Certain United States Federal Tax Matters" in this prospectus supplement. The Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a certificate holder under this prospectus supplement on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect such actions on its behalf through DTC.

Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

     Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. These credits or any transactions in these notes settled during this processing will be reported to the relevant Euroclear or Clearstream participants on that Business Day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.

Notices

     Notices to holders of the notes will be sent by mail to the registered holders.

Further Issues

     We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking on a parity with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the notes or except for the first payment of interest following the issue date of the notes) and so that the further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Payment of Additional Amounts

     We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

     (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

       (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

       (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

       (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

       (d) being or having been a "10-percent shareholder" of Caterpillar Financial as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

       (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

     (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

     (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

     (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

     The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons," we shall not be required to make any payment to a holder of a note with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be United States persons. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will (after taking commercially reasonable efforts to avoid such obligations) become obligated to pay additional amounts as described herein under the heading "--Payment of Additional Amounts" with respect to the notes, then we may, at our option, redeem, as a whole, but not in part, the notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

                   CERTAIN UNITED STATES FEDERAL TAX MATTERS

In General

     In the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Caterpillar Financial, the following summary correctly describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986 as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, which could affect the accuracy of the statements set forth in this prospectus supplement. This summary is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations. Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

Taxation of Non-United States Persons

     Under United States federal income tax law now in effect and subject to the discussion below concerning backup withholding:

        (1) Payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (a):

   . the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote;

   . the beneficial owner of the note is not a controlled foreign corporation that is related to Caterpillar Financial through stock ownership; and

      either

    . the beneficial owner of the note certifies to the person otherwise required to withhold United States federal income tax from such interest on an appropriate statement (currently on IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address; or

    . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner of the note by it or by a financial institution between it and the beneficial owner and furnishes the person otherwise required to withhold United States federal income tax with a copy thereof;

        (b) the beneficial owner of the note is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax (or subject to a reduced withholding rate) and the beneficial owner of the note provides an appropriate statement (currently on IRS Form W-8BEN), under penalties of perjury, to the person otherwise required to withhold United States federal income tax; or

        (c) the beneficial owner of the note conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note provides an appropriate statement (currently on IRS Form W-8ECI), under penalties of perjury, to the person otherwise required to withhold United States federal income tax from such interest.

     (2) A non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met.

     (3) A note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote and the income on the note would not have been effectively connected with a United States trade or business of the individual.

     In the case of notes held by foreign partnerships, the certifications described above are generally provided by the partners rather than the foreign partnership. Non-United States persons should consult their tax advisers regarding the application of the United States federal withholding tax to their particular situations.

     Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a beneficial owner of a note who is a non-United States person, although exempt from United States withholding tax (if the appropriate certification has been provided), will generally be subject to United States income tax on such interest in the same manner as if the holder were a United States person. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Backup withholding and information reporting will not apply to payments of principal and interest made to a beneficial holder of a note who is a non-United States person by Caterpillar Financial or any paying agent thereof with respect to which the non-United States person has provided the required certification under penalties of perjury of its non-United States status or has otherwise established an exemption.

     In addition, except as provided in the following sentences, if principal or interest payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a note, the custodian, nominee or other agent will not be required to apply backup withholding to the payments made to such beneficial owner and will not be subject to information reporting. However, if the custodian, nominee or other agent is a "US middleman" (as defined below), the custodian, nominee or other agent may be subject to information reporting with respect to those payments unless the beneficial owner has provided certain required information or documentation to establish its non-United States status or otherwise establishes an exemption. In addition, any payment of interest made that is subject to such information reporting will also be subject to backup withholding, unless the payment is made to an account maintained at an office or branch of a United States or foreign bank or other financial institution at a location outside the United States or its possessions.

     Payments on the sale, exchange or other disposition of a note effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a US middleman information reporting will be required unless the beneficial owner of the note has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner of the note certifies under penalties of perjury to its non-United States status or otherwise establishes an exemption.

     Non-United States persons should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States person under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

     US middleman means (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes, (iii) a foreign person 50% or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period, (iv) a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50% of the income or capital interests, and (v) certain United States branches of foreign banks or insurance companies.

     Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

Taxation of United States Persons

     Payments of Interest. Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such United States person's method of accounting for tax purposes.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, and such United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to such United States person.

     In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if at the time of such sale, exchange or retirement, the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

     Backup Withholding and Information Reporting. A 31% "backup" withholding tax and certain information reporting requirements may apply to payments of principal and interest made to, and the proceeds of disposition of a note by, certain United States persons. Backup withholding will apply only if (i) the United States person fails to furnish its Taxpayer Identification

Number ("TIN") to the payor, (ii) the IRS notifies the payor that the United States person has furnished an incorrect TIN, (iii) the IRS notifies the payor that the United States person has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States person fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Holders of the notes that are United States persons should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a holder of a note will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The underwriters named below have each severally agreed, subject to the terms and conditions of the underwriting agreement, dated May 8, 2001, and the terms agreement, dated May 8, 2001, to purchase from Caterpillar Financial the principal amount of notes set forth opposite their respective names. The underwriters for the notes are committed to purchase all of the notes, if any of the notes are purchased.

                                                                    Principal
                                                                    Amount of
Underwriters                                                          Notes
------------                                                       ------------
Morgan Stanley & Co. Incorporated................................. $158,750,000
Salomon Smith Barney Inc. ........................................  158,750,000
ABN AMRO Incorporated.............................................   22,500,000
Commerzbank AG....................................................   22,500,000
J.P. Morgan Securities Inc. ......................................   22,500,000
S.G. Cowen Securities Corporation.................................   22,500,000
Westdeutsche Landesbank Girozentrale..............................   22,500,000
Banc of America Securities LLC....................................   12,500,000
Banc One Capital Markets, Inc. ...................................   12,500,000
Barclays Bank PLC.................................................   15,000,000
RBC Dominion Securities Corporation...............................   15,000,000
TD Securities (USA) Inc. .........................................   15,000,000
                                                                   ------------
  Total........................................................... $500,000,000
                                                                   ============

     The underwriters have advised us that they propose initially to offer all or part of the notes directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of .225% of the principal amount of the notes. Any underwriter may allow, and those dealers may reallow, a concession not in excess of .200% of the principal amount of the notes. After the initial public offering, the public offering price and concessions and discounts may be changed.

     The underwriters are permitted to engage in transactions that stabilize the price of the notes. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the notes.

     If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market.

     The underwriters also may impose a penalty bid whereby selling concessions allowed to broker-dealers for notes sold in the offering may be reclaimed if notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price otherwise in the open market. These activities may be discontinued at any time and may be effected in the over-the-counter market or otherwise.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of those purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The distribution of this prospectus supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

     Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Caterpillar Financial except as set forth in the underwriting agreement.

     In particular, each underwriter has represented and agreed that:

 . it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

 . it has only issued or passed on and will only issue or pass on in the United
  Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

 . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom;

 . it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

 . it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act (the "SSP Act") of the Federal Republic of Germany (Werpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the SSP Act and any other act replacing or supplementing the SSP Act and all other applicable laws and regulations; and

 . the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes.

     We do not intend to list the notes on any national or offshore securities exchange. The notes are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The underwriters have agreed to reimburse us for some expenses incurred in connection with the offering. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

     Some of the underwriters and their affiliates engage in transactions with, and perform services for, Caterpillar Financial in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with Caterpillar Financial.

     It is expected that delivery of the notes will be made against payment therefor on or about May 15, 2001, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

                              GENERAL INFORMATION

Governing Law

     The notes, the indenture, the terms agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

     The notes have been accepted for clearance through Euroclear and Clearstream and have been assigned Euroclear and Clearstream Common Code No. 012946368; International Security Identification Number (ISIN) US14911RAD17; and CUSIP No. 14911RAD1.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. In addition to the documents referred to in "Where You Can Find More Information" in the accompanying prospectus, we incorporate by reference the following documents:

 . Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the SEC on March 9, 2001; and

 . Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on April 25, 2001;

and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus supplement and the accompanying prospectus have been sold.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, our counsel, and for the underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

     The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.